Exhibit 99.1
Press Release Dated September 27, 2011

Two Rivers Executes Water Agreement with Pueblo Board of Water Works

DENVER – September 27, 2011   Two Rivers Water Company (OTCQB: TURV) (http://www.2riverswater.com), a company focused on acquiring and developing water rights and irrigated farming assets in the western United States, announced today it has executed an agreement with the Pueblo Board of Water Works for the lease and exchange of 500 acre-feet of water into Two Rivers’ storage facilities.  Water will be stored in upstream reservoirs owned by Two Rivers against water delivered by the Pueblo municipal water entity to the confluence of the Huerfano and Arkansas Rivers in Southeastern Colorado.  The stored water will assist in the irrigation of Two Rivers’ 4,000 acre farming complexes in Pueblo & Huerfano Counties, where the Company is growing organic alfalfa.

“This Agreement allows us to validate our ability to store water in the upper watershed of the Arkansas River for regional benefit,” said Two Rivers President, Gary Barber. The Arkansas Basin Roundtable, a multi-disciplinary body formed by the Colorado General Assembly in 2005, has identified water storage as a critical component of meeting Colorado’s agricultural and municipal water demands in the future.

“Moving water upstream into storage is beneficial for several reasons,” continued Barber, “first, it captures pristine snow melt for application to our Huerfano County farms at elevations of 6,000’.  The water is then delivered by gravity to our farms in Pueblo County at 4,000’, offering potential for renewable energy projects along the way.  Finally, storage is the key to maximizing the utility of water in the Lower Arkansas basin. We can manage water in storage to make Rotating Fallow functional to support municipal demand regionally.”

“The accretive effect on our water rights portfolio is exponential,” commented Two Rivers’ CEO, John McKowen.  “We appreciate the chance to work closely with the Pueblo Board of Water Works to implement this agreement.”

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

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Two Rivers Water Company – 2000 South Colorado Blvd. Annex Bldg 420 – Denver, CO 80222
For further information about Two Rivers Water Company please visit our web site: www.2riverswater.com